EXHIBIT 99.2

License Agreement

PARTIES

This License Agreement (the “Agreement”), entered into as of this 7th day of October, 2005, (the “Effective Date”), is between Cytomedix, Inc., a Delaware corporation having a principal place of business at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850, and COBE Cardiovascular, Inc., a Colorado corporation having a principal place of business at 14401 West 65th Way, Arvada, Colorado 80004. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Article 1 hereof.

RECITALS

WHEREAS, Cytomedix and Cobe have been engaged in discussions relating to a license of U.S. Patent No. 5,165,938 (“the ‘938 Patent; and

WHEREAS, the parties hereto desire, on the terms and conditions contained herein, to settle whatever claims one may have against the other in connection with the '938 Patent, and to enter into a mutually agreeable licensing arrangement;

NOW, THEREFORE, in consideration of the following terms, covenants and conditions, Cytomedix and Cobe hereby agree as follows:

TERMS OF AGREEMENT

1.	Definitions.

1.1.	“Affiliate” shall mean:

(a) any individual who or Entity that, in whatever country organized or resident, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls a Party; or

(b) any Entity in which any individual or Entity recited in the preceding sub-paragraph (a) directly or indirectly through one or more intermediaries has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise), or has the maximum ownership interest it is permitted to have in the country where such Entity exists.

1.2.
“Cobe” means COBE Cardiovascular, Inc., its parent companies, subsidiaries, companies under common control with Cobe Cardiovascular, Inc. (whether foreign or domestic), or any entity in which any of the preceding entities (a) directly or indirectly owns 50% or more of the capital, assets, voting securities, partnership or other ownership interest (or has the maximum ownership interest it is permitted to have in the country where such entity exists), or (b) has the power to direct or cause the direction of, either directly or indirectly, the management and policies of such entity, whether through ownership of voting securities, interlocking management, contract, or otherwise.

1.3.
“Cytomedix” means Cytomedix, Inc., its parent companies, subsidiaries, companies under common control with Cytomedix, Inc. (whether foreign or domestic), or any entity in which any of the preceding entities (a) directly or indirectly owns 50% or more of the capital, assets, voting securities, partnership or other ownership interest (or has the maximum ownership interest it is permitted to have in the country where such entity exists), or (b) has the power to direct or cause the direction of, either directly or indirectly, the management and policies of such entity, whether through ownership of voting securities, interlocking management, contract, or otherwise.

1.4.	“PARTY” shall mean, as applicable, either: (a) Cytomedix, Inc.; or (b) Cobe Cardiovascular, Inc.

1.5.
"Distributor" means an entity which contracts with Cobe to either a) provide promotion, sales and distribution services of Royalty-Bearing Products, or b) buy Royalty-Bearing Products from Cobe for resale.

1.6.
“Disposable Product(s)” shall mean products that are intended or expected to be used only one time that are either Cobe branded disposable equipment or disposable equipment purchased from Cobe for resale under any trademark, tradename or brand name approved by Cobe and that have instructions for use primarily intended for producing (in conjunction with Hardware Products) or applying compositions consisting of platelets or platelet releasate (which includes, but is not limited to, platelet concentrate or platelet rich plasma (“PRP”)) to facilitate the healing of wounds or other damaged tissue. Disposable Products do not include, for example, items such as syringes, needles, cell washing bowls, catheters, gauze or other forms of dressing, gloves, etc. that are not sold within a platelet or PRP-related kit. Any Licensee product which is marketed by Licensee without direct or indirect reference to platelets or platelet releasate, and which is not otherwise covered by the Licensed Patents, shall not be considered a Disposable Product. For the term of this Agreement, the items listed in Exhibit B will be considered Disposable Products irrespective of the Licensee’s marketing activities thereon. Cobe reserves the right to supplement the items listed in Exhibit B.

1.7.
“Earned Royalty” shall mean royalties payable under this Agreement on Royalty-Bearing Products actually sold or leased (in countries where Licensee has a license identified in Exhibit A) by Licensee to third parties and paid for by those third parties, and as to which sale(s) Licensee recognizes as revenue pursuant to Licensee’s standard finance and accounting policies. Earned Royalty does not apply to items which have been returned to Licensee and a refund has been made, nor to items which are not sold but are provided on loan, as free or at no cost, as no-cost replacement items for warranty or other purposes, for demonstration purposes, for training, education or clinical trial purposes, or to an academic institution in connection with not-for-profit research or teaching.

1.8.	“Entity” shall mean any corporation, firm, partnership, proprietorship, or other form of business organization.

1.9.
"Gross Price" shall mean, with respect to a Royalty-Bearing Product, the unit price, without deduction, actually received from the third-party end user customer by the Licensee that sells directly to such third-party end user customer for the sale of such Royalty-Bearing Product (eliminating transactions among intermediaries), without inclusion of (i) sales tax, (ii) value added or other excise taxes paid or payable, or (iii) freight charges.

1.10.
“Hardware Product(s)” shall mean products that are intended to be used multiple times and are either Cobe branded equipment or equipment purchased from Cobe for resale under any trademark, tradename or brand name approved by Cobe having instructions for use primarily for producing compositions consisting of platelets or platelet releasate (which includes, but is not limited to, platelet concentrate or platelet rich plasma (“PRP”)) to facilitate the healing of wounds or other damaged tissue. Any Licensee product which is marketed by Licensee without direct or indirect reference to platelets or platelet releasate, and which is not otherwise covered by the Licensed Patents, shall not be considered a Hardware Product. For the term of this Agreement, the items listed in Exhibit C will be considered Hardware Products irrespective of the Licensee’s marketing or promotional activities associated therewith. Cobe reserves the right to revise the items listed in Exhibit C.

1.11.	“Licensee” shall mean Cobe and its Distributors and customers and any direct or indirect authorized sub-licensee of Cobe under the rights herein provided, as applicable.

1.12.	“Licensed Fields” means any and all fields of use.

1.13.
"Licensed Patents”means the patents and patent applications listed in Exhibit A and any related patent application (including any continuation, continued prosecution, continuation-in-part, divisional, foreign counterpart or substitution thereof) and any patent (including any reissue or reexamination thereof), in any country granted from, or claiming priority to, or for the benefit of any of the aforementioned patent applications or patents, as well as rights in any third-party patent acquired as a result of an interference action involving any of the foregoing.

1.14.
“Net Sales Price” shall mean the Gross Price for sales of Royalty-Bearing Products, less the following "Invoice Adjustments": (i) discounts and sales commissions, (ii)credits or repayments due to rejections, defects, returns, (iii) net of amounts previously included in the Net Sales Price of a product that were written-off by Cobe or such sublicensee of Cobe during such period as uncollectible, and (iv) charitable donations of Royalty-Bearing Products. Net Sales which are denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars according to Cobe's standard accounting policy for conversion of foreign currencies. All deductions for discounts and sales commissions in subclause (i) above shall be deemed to be an amount equal to twelve and one-half percent (12.5%) of the Gross Price.

1.15.	“Royalty-Bearing Products” shall mean Hardware Product(s) and Disposable Product(s) only.

1.16.	“Quarter” shall mean the respective three-month accounting periods ending in March, June, September and December of any year.

1.17.	“Royalty Year” shall mean the year beginning with the first full Quarter following the Effective Date, and each year thereafter until November 24, 2009.

2.	License Grant/Covenant Not to Sue/Releases.

2.1.
License Grant. Cytomedix hereby grants to Cobe a non-exclusive license under the Licensed Patents to make, have made, use, import, sell, promote, market, offer for sale or otherwise transfer Royalty-Bearing Products in the Licensed Fields throughout the world. This grant includes the right for Cobe to grant sublicenses of the rights conveyed in the preceding sentence to Distributors and customers, either directly or through one or more intermediaries and, with the prior written consent of Cytomedix (which shall not be unreasonably withheld) to other sublicensees. This grant also includes the right for any customers (ultimate or in privity or other) of any Licensee to use and/or sell (for further use or resale) Royalty-Bearing Products subject to this Agreement without payment of any additional royalty to Cytomedix, including, but not limited to, the products listed in Exhibits B and C. In other words, the license grant “runs with the Royalty-Bearing Product.”Cytomedix will only receive one royalty payment per licensed Royalty-Bearing Product.

2.2.
Distributor and Customer Immunity. The license set forth in Paragraph 2.1 shall constitute a grant of immunity against any action for or claim of infringement (whether based on a direct or contributory infringement, inducement to infringe, or other theory) against the Licensee’s Distributors and authorized resellers, agents, employees, customers and users relating to Royalty-Bearing Products sold or otherwise disposed of by any Licensee prior to or after this Agreement.

2.3.
Cytomedix, on behalf of itself, its predecessors and successors, and each of their respective affiliates, officers, directors, employees and agents, hereby irrevocably and unconditionally releases and forever discharges Cobe and its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, affiliated companies, partners, predecessors, and all other persons acting by or on their behalf (collectively, the “Cobe Releasees”), of and from any claims that Cytomedix has ever had or may now have against the Cobe Releasees related to the claims, counterclaims and affirmative defenses that were or could have been asserted in connection with matters relating to the '938 Patent. Cytomedix also releases customers of Cobe as to any claims that Cytomedix has ever had against them based on their use of a product sold to them by Cobe.

2.4.
Cobe, on behalf of itself, its predecessors and successors, and each of their respective shareholders, affiliates, members, officers, directors, employees and agents, hereby irrevocably and unconditionally releases and forever discharges Cytomedix, its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, affiliated companies, predecessors, and all other persons acting by or on behalf of Cytomedix (collectively, the "Cytomedix Releasees"), of and from any claims that Cobe has ever had or may now have against Cytomedix or any of the other Cytomedix Releasees related to the claims, counterclaims, and affirmative defenses that were or could have been asserted in connection with matters relating to the '938 Patent. Except as it may otherwise be compelled by a court of competent jurisdiction, domestic or foreign governmental authority agency or tribunal, or in connection with a valid subpoena, Cobe and Cobe Releasees further agree not to challenge, cause to be challenged, or assist others to challenge, directly or indirectly, the validity and/or enforceability of the Licensed Patents in any court or other tribunal, including the United States Patent and Trademark Office and foreign patent offices. In the event Cobe is served with a subpoena, agency directive, or court order compelling it to testify or provide documents or other information related to the Licensed Patents or this Agreement, Cobe shall promptly notify Cytomedix of any such request pursuant to the notice provisions set forth in Paragraph 10.1 of this Agreement so as to allow Cytomedix to, at its cost and expense, seek a protective order, file a motion to quash, or seek other appropriate relief on behalf of Cobe or Cobe Affiliate or Cobe Distributor or Cobe customer.

2.5.
Covenant Not to Sue. Cytomedix, for itself and its Affiliates, covenants not to file or to continue to prosecute any suit against Cobe or Cobe Distributor or any customers of Cobe or Cobe’s Affiliates or Distributors, claiming that Cobe’s (or Cobe Affiliates, Distributors or customers) making, having made, using, selling, or offering for sale any Royalty-Bearing Product infringes any Licensed Patent.

2.6.
No Implied Licenses. No other rights or licenses not expressly granted herein with respect to the Licensed Patents or any other intellectual property owned or controlled by Cytomedix are granted or shall be deemed granted to Licensee or any other person.

2.7.
Taxes and Authorizations. Cobe shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction in connection with the manufacture, use, sale, or other commercialization of any Royalty-Bearing Product. Cobe shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate federal, state, or local laws.

3.	Payment Terms.

3.1.	License Payment. Within two months after the Effective Date, Cobe shall pay Cytomedix a license payment of forty-five thousand, three hundred ninety U.S. Dollars ($45,390.00).

3.2.
Earned Royalties. Cobe shall pay a royalty on sales of Royalty-Bearing Products by any Licensee to third parties, and paid for by those third parties, that take place after the Effective Date and prior to November 24, 2009 under the following conditions:

3.2.1.
The Earned Royalty rate shall be one and one-half percent (1.5%) of the Net Sales Price of Hardware Products sold in countries where the sale of such Hardware Product is covered by a granted, valid, unexpired patent within the Licensed Patents.

3.2.2.
The Earned Royalty rate shall be seven and one-half percent (7.5%) of the Net Sales Price of Disposable Products sold in countries where the sale of such Disposable Products is covered by a granted, valid, unexpired patent within the Licensed Patents.

3.2.3.
No payments shall be due with respect to the sale of any Licensed Products after November 24, 2009 in the United States and, in each other country of the Licensed Territories, on a country-by-country basis, after the expiration of the last to expire of the Licensed Patents in such country, at which time in each such country the licenses granted in this Agreement shall become fully paid-up and royalty free.

3.3.	No Royalty Stacking. Only one royalty shall be payable in respect to any Royalty-Bearing Product.

3.4.
Reports, Payments and Currency Conversions. Within two months after the end of each Quarter, Cobe shall furnish Cytomedix with a written report setting forth the sales of Royalty-Bearing Products upon which a royalty is payable under this Article 3 during such Quarter and the computation of the royalties payable with respect thereto. Each report shall be accompanied by the amount due in U.S. Dollars, less any taxes required to be withheld by governmental agencies in respect to royalties payable to Cytomedix for that Quarter. Each report and any accompanying payment shall be sent to the address specified for the Cytomedix according to Paragraph 10.1. If Cobe is precluded because of the laws or any governmental decree of a particular country from obtaining royalties from any Licensee in such country or can do so only at great expense and effort, Cobe shall have the right to pay or have paid royalties applicable to such country in the currency of such country at a banking institution of Cytomedix's selection in such country and Cytomedix shall cooperate with Cobe in preparing appropriate documents to accomplish the aforesaid. Whenever a conversion from one currency to another is involved in making or crediting a royalty the exchange rate shall be the monthly financial rate used by Licensee in the ordinary course of business for which the royalty is being paid or credited.

3.5.
Records. The Licensees shall keep accurate records in sufficient detail to enable Earned Royalties payable hereunder to be determined and shall, upon written notice by Cytomedix to Cobe, permit such records to be inspected (but only to the extent necessary to verify the amount of royalty payable hereunder or financial data provided to Cytomedix by Cobe before or after the Effective Date) once annually during normal business hours by a certified public accountant or firm of certified public accountants reasonably acceptable to Cobe and appointed by Cytomedix at Cytomedix's expense. The accountants making such inspection shall report to Cytomedix only the amount of Earned Royalty due and payable and shall be bound by the provisions of Paragraph 5.1 (confidentiality). Records inspected under this Paragraph 3.5 shall be retained by the Licensees until Cytomedix and Cobe have agreed upon the amount of Earned Royalty payable thereon. Except as aforesaid, no Licensee shall be required to retain any records longer than three (3) years after the end of the Quarter in which such records were prepared.

3.6.	Royalty-Bearing Product Dispute.

3.6.1.
In the event of any dispute between the Parties as to whether or not a product sold by a Licensee or sublicensee is a Royalty-Bearing Product for which a royalty is due, Cobe shall have the right to submit the dispute to binding arbitration, as provided in Article 8 hereof. Cobe shall be entitled to withhold Earned Royalties in dispute during the pendency of such arbitration and for one (1) month thereafter. During the pendency of the arbitration and the said one (1) month period, Cobe shall not be deemed in default of this Agreement for nonpayment of royalties.

3.6.2.	In the event the product in dispute is determined not to be a Royalty-Bearing Product, Cytomedix shall pay to Cobe the costs, expenses, and fees paid by Cobe associated with such arbitration.

3.6.3.
In the event the product in dispute is determined to be a Royalty-Bearing Product, in addition to paying any amount unpaid for past royalties, and taking any action required as a result of the determination to thereby maintain the Agreement in force, Cobe shall pay to Cytomedix the costs, expenses, and fees paid by Cytomedix associated with such arbitration.

3.7.
Cobe Right to Inspect. In order to confirm whether grants of other licenses to the Licensed Patents contain a more favorable Hardware Product royalty rate or a more favorable Disposable Product royalty rate, Cobe or its duly authorized agent shall be permitted, at its own expense, to inspect records of Cytomedix reflecting license royalty rates payable by medical device manufacturers in respect of the Licensed Patents and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter.

4.	Most Favored Licensee

4.1.
Most Favored Licensee. If Cytomedix enters into a license agreement involving any Licensed Patent with any Entity other than any Entity with whom Cytomedix already has entered into a license agreement (hereinafter, an “Other License”), then Cytomedix will, within two (2) months after the effective date of the Other License agreement or this Agreement (whichever is later), provide Cobe with a confidential copy of the Other License agreement for review by COBE's officers and directors, attorneys, and financial advisors only; provided, however, that if the Other License is filed by Cytomedix with the SEC without redaction as to the royalty rate terms and conditions in said Other License, then Cytomedix shall be deemed to have complied with such delivery requirements. Cobe shall, at its option, be entitled at any time during the life of any said Other License to substitute, effective as of the effective date of the Other License, the royalty rate terms and conditions of said Other License agreement for the royalty rate terms and conditions of this Agreement. The Parties shall cooperate in good faith in making any refund or payment adjustment required in the event of such royalty rate substitution.

5.	Confidentiality

5.1.
Confidentiality. The Parties agree to keep the terms of this Agreement confidential, as well as any information exchanged between the Parties that is designated or agreed to be held as confidential, and shall not disclose them without the express written permission of the other Party, except in response to a court order (for which the other Party shall be provided reasonable advance notice), in any action concerning the enforcement of this Agreement, as otherwise permitted or required by the terms of this Agreement, or as otherwise required by law (including, without limitation, Cytomedix's obligations in connection with its requirements under federal or state securities laws, or other contractual or legal obligations for which no notice need be provided to the other Party).

5.2.
Press Release: The Parties may issue a press release reporting that the Parties have entered into a License Agreement with respect to '938 Patent. The Parties acknowledge that they have reviewed and find acceptable the other’s proposed initial press release. With respect to press releases other than the initial press release the Parties will each have the right to review and approve the content and timing of any such press release proposed by the other Party relating to this Agreement, such approval not to be unreasonably withheld. It is Cytomedix's intention, consistent with past practice, to file this Agreement with the SEC, without redaction, as a contract material to its business. Upon such filing with the SEC the terms of this Agreement become available to the public. Therefore, the obligations of confidentiality as to the terms of this Agreement expire when the Agreement is filed with the SEC.

5.3.
Notwithstanding Paragraphs 5.1 and 5.2 of the Agreement, in the event any third party, COBE agent, COBE Distributor or customer (the “Inquiring Party”) inquires whether its use of any product sold by COBE (including the products set forth in Exhibits B and C) is covered by or infringes any Licensed Patent, COBE may disclose this Agreement to the Inquiring Party only, provided that the Inquiring Party has agreed in writing to maintain the confidentiality of this Agreement and its terms. Notwithstanding Paragraphs 5.1, 5.2, and the preceding provisions of this Paragraph 5.3, COBE may state to its customers and Distributors that it is licensed under one or more of the Licensed Patents and that such customer or Distributor shall have no royalty obligation to COBE or Cytomedix, without requiring a confidentiality agreement between the customer or Distributor and COBE.

6	Subsequent Review

6.1
Cobe shall be entitled to discontinue any Earned Royalty payments under Paragraph 3.2 of this Agreement in respect to any country or non-US foreign territory where a Licensed Patent exists immediately upon the occurrence of:

6.1.1
in any reexamination, reissue or court proceeding of the Licensed Patent applicable to that country or foreign territory, entry of a judgment, order, decree or decision to the effect that: (A) all of the claims of such Licensed Patent which cover a Royalty-Bearing Product are invalid, or; (B) the use of human platelet releasate (or the sale or offering for sale of products substantially equivalent to the Royalty-Bearing Products) to facilitate healing of human wounds or human tissue infringes none of the valid and enforceable claims of such Licensed Patent, or

6.1.2	Cytomedix expressly and in writing disclaims or abandons any independent claim in any Licensed Patent applicable to that country or foreign territory, or

6.1.3
claims in any Licensed Patent applicable to that country or foreign territory are disallowed or so substantially narrowed in any reexamination proceeding, such that the Royalty-Bearing Products would be rendered non-infringing.

6.1.4
In the event Cytomedix obtains reversal of any adverse determination in Paragraphs 6.1.1 or 6.1.3 hereof that enabled Cobe to discontinue any Earned Royalty payments, then Cobe shall resume Earned Royalty payments affected thereby, and pay Cytomedix any Earned Royalties which accrued between suspension and resumption of Earned Royalty payments. Under no circumstances shall Cobe’s obligation to Cytomedix to make Earned Royalty payments extend beyond the term of this Agreement set forth in Paragraph 3.2.3.

7	Representations and Warranties.

7.1
Authorization. Each Party hereby represents and warrants that it (a) has the power and authority and the legal right to enter into this Agreement on behalf of itself and all Affiliated Entities and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

7.2
Limitation of Warranties. Nothing in this Agreement shall be construed as: (a) a warranty or representation by Cytomedix as to the validity or scope of any Licensed Patents; (b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patent or from suits by third parties for infringement of patent; (c) except as otherwise provided in Article 5 herein, conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of either Party; or (d) an obligation to furnish any know-how associated with the Licensed Patents.

7.3
Ownership and Right to Grant License. Cytomedix herein represents, covenants, and warrants that it is co-owner of the entire right, title, and interest in the Licensed Patents with the University of Minnesota. The University of Minnesota has assigned all rights to the Licensed Patents but has retained a non-exclusive perpetual license to the Licensed Patents solely in connection with not-for-profit research and teaching. Cytomedix further warrants that no existing prior agreement or assignment presently conflicts in any manner with this Agreement or otherwise prevents Cytomedix from fulfilling all of its obligations under this Agreement. Cytomedix further covenants, warrants and represents that it has the sole right to grant licenses to the Licensed Patents.

7.4
Disclaimer. Each Party makes no representations other than those expressly set forth in this Article 7. Each Party expressly disclaims all other representations, warranties and conditions, express, implied, statutory, or otherwise, regarding the Licensed Patents, including without limitation, any warranty of merchantability, fitness for a particular purpose, or non-infringement.

7.5
Complete List of Patents. Cytomedix represents and warrants that Exhibit A sets forth all patents and applications for patent that are owned by, controlled by, or licensed to Cytomedix as of the Effective Date that relate to the Royalty-Bearing Products, including their design, features, composition, manufacture, use or sale.

7.6
Representation regarding Disposable Products and Hardware Products and Related Financial Data. Licensee represents that (a) all products currently marketed or promoted by Licensee that constitute Disposable Products are included on Exhibit B, (b) all products currently marketed or promoted by Licensee that constitute Hardware Products are included on Exhibit C, (c) all financial data regarding sales of Hardware Products and Disposable Products provided to Cytomedix before or after the Effective Date are and shall be true and accurate representations of such data as reflected on Cobe’s financial statements, and (d) the lump-sum amount to be paid by Cobe in Section 3.1 hereof equals the sum of 1% of the Net Sales Price of all Hardware Products plus 5% of the Net Sales Price of all Disposable Products sold by any Licensee prior to the Effective Date of this Agreement, regardless of whether such products are currently marketed by any Licensee.

8	Dispute Resolution.

8.1
Except as specified elsewhere in the Agreement, any dispute arising out of or relating to the formation or performance of this Agreement, including the breach, termination or validity thereof, which has not been resolved by good faith negotiation between representatives of Cobe and Cytomedix who have authority to fully and finally resolve the dispute within thirty (30) days after initiation of a negotiation procedure, shall be finally resolved by binding arbitration by three arbitrators in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect; provided, however, that if one Party fails to participate in the negotiation as agreed herein, the other Party can commence binding arbitration prior to the expiration of the time period set forth above. The three arbitrators’ award shall be binding on the Parties. One arbitrator shall be selected by each Party. The third arbitrator shall be chosen by agreement of the Parties. The arbitrators shall have no jurisdiction or authority to award punitive or exemplary damages against either Party. The prevailing Party in any arbitration hereunder shall be awarded its reasonable attorneys fees and costs in addition to any other relief to which it may be entitled under this Agreement, but such attorney fees and costs shall not exceed 50% of the amount in dispute. The binding arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators, or a majority thereof, may be entered by any court having jurisdiction thereof. If a Party is forced into court to enforce an arbitration award, it shall be entitled to recover its reasonable attorney fees and costs. In any arbitration, the parties shall be entitled following initiation of the action to the same discovery that they would be allowed under the Federal Rules of Civil Procedure; provided, however, that the parties shall cooperate in good faith to cause such discovery to be completed within ninety (90) days following initiation of the arbitration action.

8.2	Damages. Cobe and Cytomedix each agree to waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement.

9.	Termination.

9.1	Expiration/Termination. If this Agreement is not terminated sooner as provided for herein, it shall terminate with the expiration of the last to expire of the Licensed Patents.

9.2
Termination Upon Default. Upon default by any Party in the performance of any obligation hereunder to be performed by such Party, the Party aggrieved by such default shall give notice in writing to the Party in default specifying the thing or matter in default. Unless such default be cured within one (1) month following the giving of such notice (or if such cure cannot be completed within such one (1) month period, if the cure thereof be not undertaken promptly upon receipt of such notice, and diligently pursued thereafter), then the Party giving such notice may give further written notice to the Party in default terminating this Agreement; in such event, this Agreement shall terminate on the date specified in such further notice, which date shall be no earlier than one (1) month from the date of such further notice.

9.3
Prior Obligations and Liability; Non-waiver. No expiration or termination of this Agreement shall relieve any Party of any obligation accrued prior to the date of expiration or termination or relieve a Party in default from liability for damages for breach of this Agreement.

9.4	Survival. Upon termination of this Agreement, the confidentiality provisions of Paragraph 5.1 shall remain in force, and the dispute resolution provisions of Article 8 shall survive.

10.	Miscellaneous.

10.1
Notices. Any consent, notice or report required or permitted to be given or made under this License Agreement by one of the Parties hereto to the other Party shall be in writing and delivered to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Said notice shall be deemed to have been given on the date of its receipt by the addressee.

If to Cobe:	COBE Cardiovascular, Inc.
14401 West 65th Way
Arvada, Colorado 80004
Attention: President

with a copy to:

Terry L. Wiles
Popovich & Wiles
650 Third Avenue South, Suite 600
Minneapolis, Minnesota 55402

If to Cytomedix:	Cytomedix, Inc.
416 Hungerford Drive, Suite 330
Rockville, Maryland 20850
Attention: Kshitij Mohan, Ph.D, CEO
with a copy to:
Steve Jakubowski
The Coleman Law Firm
77 West Wacker Drive, Suite 4800
Chicago, Illinois 60601

10.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles thereof.

1 0.3	Assignment. This Agreement and any of the rights and obligations thereof are fully assignable by both Parties, and further subject to the following:

10.3.1
In the event of an assignment by Cobe (whether by operation of law, merger, acquisition or change of control) (an “Assignment”), Cytomedix shall be paid by Cobe or said assignee cash in an amount equal to the sum of 1% of the Gross Price of all Hardware Products plus 5% of the Gross Price of all Disposable Products sold by said assignee prior to the Effective Date of this Agreement, regardless of whether such products are currently marketed by assignee within thirty (30) days of the effective date of the Assignment.

10.3.2
In the event (i) an Assignment occurs, and (ii) the assignee or one of its Affiliates has an agreement with Cytomedix granting a license to one or more of the Licensed Patents (the "Assignee License Agreement"), Cytomedix hereby agrees that the Assignee shall not be in breach of the Assignee License Agreement or this Agreement so long as it complies, on a licensed product-by-licensed product basis, with the terms and conditions of the Assignee License Agreement or the terms and conditions of this Agreement. The assignee shall not be considered to have failed to comply with respect to a particular product under the Assignee License Agreement or this Agreement on the basis of the field of use so long as assignee (1) makes a good faith judgment either on an invoice-by-invoice basis or by reasonable means (such as allocation) as to which agreement covers particular sales of a particular product and (2) pays the royalty due under the agreement it has determined in good faith to cover the particular sales of the particular product. For the avoidance of doubt, if assignee determines in good faith that both agreements cover particular sales of a particular product, it may select to pay the royalty under either agreement. For the further avoidance of doubt, only one royalty shall be payable in respect of the sale of a given unit of a particular product.

10.4
Force Majeure. No Party shall be considered in default or be liable for any delay in performance or for any non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, accident, strike or other labor disturbance, war (whether declared or not), sabotage, order or decree of any court or action of any governmental authority, or other causes, whether similar or dissimilar to those specified, that cannot reasonably be controlled by the Party who failed to perform.

10.5
Waiver. Failure by any Party to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a continuing waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power, whether or not similar. Waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and such waiver shall not constitute a waiver of any other breach not specified in said writing. The Parties hereby acknowledge that they have been advised by legal counsel and are familiar with section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

The Parties acknowledge in that connection that they may have sustained damage, loss, cost or expense that are presently unknown and unsuspected, and that such damage, loss, cost or expense as may have been sustained may give rise to additional damage, loss, cost or expense in the future. Nevertheless, the Parties acknowledge that this Agreement has been negotiated and agreed upon in light of this situation and expressly waive any and all rights which they may have under Section 1542 of the California Civil Code, or any other state or federal statute or common law principle of similar effect.

10.6
Entire Agreement. This Agreement and its Exhibits explicitly referenced herein embody the entire agreement between the parties and supersede any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

10.7
Severability. The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

10.8
Independence of the Parties. This Agreement shall not constitute the designation of any Party as the representative or agent of the other, nor shall any Party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other, except as expressly provided herein.

10.9
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures transmitted by telefax shall have the same import and effect as if originally delivered.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

CYTOMEDIX, INC.	COBE CARDIOVASCULAR, INC.

By: /s/ Kshitij Mohan	By: /s/ Rodger Stewart
Kshitij Mohan, Ph.D, CEO	Rodger Stewart, President, CEO

Date: October 7, 2005	Date: October 7, 2005

EXHIBIT A

U.S. Patent No. 5,165,938 entitled "Wound Healing Agents," issued 11/24/92

Australia Patent No. 596,954 entitled "Wound Healing Agents," issued 11/8/85

Canada Patent No. 1,261,259 entitled "Wound Healing Agents issued 9/26/89

Europe Patent No. 202,298 entitled "Wound Healing Agents," issued 7/15/92
(validated in Belgium, France, Germany, Great Britain, Netherlands, and Sweden)

Israel Patent No. 77,096 entitled "Wound Healing Agents," issued 11/19/85

Ireland Patent No. 57,894 entitled "Wound Healing Agents," issued 5/5/93

Japan Patent No. 1,986,949 entitled "Wound Healing Agents," issued 3/8/95

Exhibit B

Schedule of Disposable Products

Model Number	Description	UOM
976000501	Angel Processing Set (COBE brand)	Case @ 8 units per case
976000601	Angel Processing Set (Dideco brand)	Case @ 8 units per case
976000502	Blood Access Kit (COBE brand)	Case @ 8 units per case
976000602	Blood Access Kit (Dideco brand)	Case @ 8 units per case

Exhibit C

Schedule of Hardware Products
976000100	Angel Whole Blood Separation System (U.S. version)	1 unit
976000101	Angel Whole Blood Separation System (E.U. version, Dideco brand)	1 unit